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                                                                 EXHIBIT (23)(G)


                CONSENT OF SCHRODER WERTHEIM & CO. INCORPORATED


Board of Directors
Columbia First Bank, A Federal Savings Bank


     We hereby consent to the inclusion of our opinion dated as of October 5, 1995 and addressed to the Board of Directors of Columbia First Bank, A Federal Savings Bank as Annex C to the Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 of First Union Corporation and to the references contained in said Proxy Statement/Prospectus to such opinions and to our firm as Financial Advisor to Columbia First, A Federal Savings Bank. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.


                                         Schroder Wertheim & Co. Incorporated


October 4, 1995